UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(D) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 31, 2012 (October 25, 2012)

Competitive Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-8696	36-2664428
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1375 Kings Highway East, Fairfield, Connecticut	06824
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:	(203) 368-6044

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Certain Officers or Directors; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

On October 29, 2012, the Board of Directors of Competitive Technologies, Inc. (the “Company”) appointed Carl O’Connell as President and Chief Executive Officer. Mr. O’Connell replaces Johnnie D. Johnson, interim Chief Executive Officer, who will continue serving as Chief Financial Officer and Director of Investor Relations reporting to Mr. O’Connell. The appointments take effect November 1, 2012.

Mr. O’Connell has a total 30 years of experience in the healthcare field and 20 years as a leader in the medical device arena. Prior to joining Competitive Technologies Mr. O’Connell held executive positions for top global medical device and fortune 500 companies. He recently served as President and CEO for the US Healthcare Division MedSurg for ITOCHU, a Japanese conglomerate, Vice President of Global Marketing for Stryker Spine, and President of Carl Zeiss Surgical, the market leader in optical digital solutions for Neurosurgery, Spine, Ophthalmology, ENT and Dentistry. He is an experienced, driven executive with strong marketing and sales experience. Mr. O’Connell also has a proven track record in commercializing medical technologies as well as building effective and profitable sales and distribution organizations.

Pursuant to the agreement, which was signed October 25, 2012, Mr. O’Connell will act as CEO and President for an initial trial term of sixty days.  After meeting clearly defined and board approved goals and objectives within the sixty days, Mr. O’Connell’s employment will be made permanent and he will be appointed to the Board.  Annual Salary is $250,000 during the trial period and $300,000 thereafter, provided he meets the goals provided by the Board.  Equity and cash bonus will be based on performance goals, up to 100% of his base salary.  Mr. O’Connell will be granted one million incentive stock options vesting over a five year period.

Item 9.01.  Financial Statements and Exhibits.

The following exhibits are filed herewith:

No.

Description

10.1

Letter Agreement between Competitive Technologies, Inc. and Carl O’Connell effective November 1, 2012

99.1

Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPETITIVE TECHNOLOGIES, INC.

(Registrant)

Dated: October 31, 2012

By:  \s\ Johnnie D. Johnson

Johnnie D. Johnson

Chief Executive Officer